Exhibit (a)(1)(V)

[FORM OF E-MAIL NOTICE OF FILING OF FORM 8-K ATTACHING PRESS RELEASE ANNOUNCING FINANCIAL RESULTS FOR QUARTER ENDING DECEMBER 31, 2005]

To: Employees Eligible to Participate in Option Exchange Offer

Press Release Announcing Fourth Quarter Financial Results

As an employee eligible to participate in our option exchange offer, which commenced on January 6, 2006, we wanted to notify you that Zoran has issued a press release announcing its financial results for the quarter ending December 31, 2005.  The press release has been filed as an exhibit to our Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on _______________.  It is available to the public on the Securities and Exchange Commission’s Internet site at http://www.sec.gov and our website at http://www.zoran.com.  You may also request a copy by writing to Karen Pereira, Zoran Corporation, 1390 Kifer Road, Sunnyvale, CA 94086, USA, or telephoning at +1 (408) 523-6596 between the hours of 9:00 a.m. and 5:00 p.m., Pacific Time.  In considering whether or not to participate in the option exchange offer, we recommend that you review this report along with the Offer to Exchange and all of the additional information referred to in Section 18 of the Offer to Exchange.

Please remember that we must receive your election to participate or your notice of withdrawal from participation before 9:00 p.m., Pacific Time, on February 6, 2006.

If you have any questions, please contact Karen Pereira, by email at optionexchange@zoran.com or by telephone at +1 (408) 523-6596.

Thank you